                EXHIBIT (11)  COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                                        Three Months Ended March 31
                                                        ---------------------------
                                                               1995           1994
                                                               ----           ----
EQUIVALENT SHARES:
  Average shares outstanding                            357,422,449    352,972,879

  Additional shares due to:
  Stock options                                           4,378,665      3,309,018

  Series C preferred shares                              36,000,000        870,968
                                                        -----------    -----------

  Total equivalent shares                               397,801,114    357,152,865
                                                        ===========    ===========

ADJUSTED EARNINGS (in millions):

  Net income from Continuing Operations                      $   15         $   36

  Less: Series B preferred stock dividends                       13             13
                                                        -----------    -----------

  Adjusted net income from Continuing Operations             $    2         $   23
                                                        ===========    ===========
EARNINGS PER SHARE:

  From Continuing Operations                                 $ 0.01         $ 0.07
                                                        -----------    -----------

  Earnings per share (a)                                     $ 0.01         $ 0.07
                                                        ===========    ===========



(a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 8 to the condensed consolidated financial statements included in Part I of this report





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